SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         -------------------------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) March 17, 2000
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                        INTERNATIONAL SPORTS WAGERING INC

               (Exact Name of Registrant as specified in Charter)


            Delaware                        7373                22-3375134
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(State or Other Jurisdiction of   (Commission File Number)    (IRS Employer
         Incorporation)                                   Identification Number)






      201 Lower Notch Road, Suite 2B, Little Falls, NJ            07424
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          (Address of Principal Executive Offices)              (Zip Code)




       Registrant's telephone number, including area code: (973) 256-8181
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          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events

         On March 17, 2000, the Company signed a License Agreement (the "Agreement") with Global Interactive Gaming, Inc. (GIG), a Delaware corporation, whose majority shareholders are the Kirch Group, a German corporation (the "Kirsh Group"), and Multisport Games Development, Inc., a Delaware corporation. The Agreement calls for the granting of exclusive licenses to market, distribute and use the Company's interactive SportXction(TM) software, technology and patents on the Internet and interactive television, for contests and wagering on sporting events world-wide. Excluded from the licenses are the continued use of SportXction(TM) in Nevada for wagering, and the application of the Company's basic technology and patents to lotteries and financial transactions (stock, bond, option and currency trading and the like).

         The Kirch Group, which will lead the marketing and distribution effort, is a media conglomerate and a significant participant in the media market in Europe. With annual sales of DM 2.7 Billion ($2.1 billion), its subsidiary KirchMedia represents the Kirch Group's core business in the sport's rights trade, the production of broadcast television, and film technology. It is one of the largest international producers in movie and television entertainment and is the majority shareholder in Germany's second largest commercial television network, SAT1. KirchMedia also owns DSF, a 24 hour sports channel, and owns and operates Premiere World, Germany's leading digital pay TV service. Premiere World's sports programming package includes the top games from German Football (Soccer) Leagues 1and 2, plus matches from international soccer. It also offers Formula 1, boxing, tennis, ice hockey, the handball world championships, the track and field athletics Golden League, plus NFL football, Major League Baseball, NBA basketball, NHL hockey, PGA golf and professional wrestling.

         Under the Agreement, the Company shall be paid 25% of the gross profit, less direct expenses (such as credit card fees, prizes and taxes), for the use of its technology for contests. For wagering, the Company will be paid the lesser of 25% of the gross profit, or 1% of the gross handle, also less direct expenses. The Company will bear no share of the cost of equipment, facilities or other operating expenses. These percentage fees are subject to guaranteed minimum annual license fees, payable quarterly. The minimum in the first year is $3 million; increasing to $5 million in the second year; $6 million in the third year; and continuing to increase by 20% per year thereafter during the 14-year term. The total minimum license fees during the 14-year term are approximately $250 million, after which the license is fully paid. At all times the minimum license fee for the next four quarters is kept in escrow.

         The terms of the Agreement require the Company to make certain modifications to the SportXction(TM) system to enhance its use on the Internet and other interactive media as an international application. The most significant of these modifications is to render the system capable of accommodating 1.5 million simultaneous users in each of 32 inter-connected regional (country) systems, with each system able to process 25,000 transactions (wagers or contest selections) in a 5 second interval. Additionally, the system must support multiple languages and currencies, 10 different sports, and 15 concurrent sporting events. The first phase of the project, with a 10-month schedule, calls for 10,000 transactions in 5 seconds. The Company will earn a bonus for early completion of this phase.

         Coincident with the signing of the Agreement, GIG was granted a warrant to purchase 4.9% (approximately 425,000 shares) of the number of shares of the

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Company's common stock currently outstanding, at an exercise price of $4.38 per share. The Warrant becomes exercisable in 18 months, is non-transferable other than to affiliates of GIG and remains exercisable for five years from the date of grant.

         This current report contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including but not limited to whether the Company will be successful in making the required modifications to adapt the System for wagering or for use in contests in domestic and foreign markets utilizing the internet; whether the Company will be successful in meeting the software and throughput requirements of the Agreement; whether the System will result in a marketable product; whether the System will generate significant amounts of revenue; or if significant amounts of revenue are not generated, whether the Company will be able to collect the license fees required by the Agreement. Investors are cautioned that these statements involve risks and uncertainties. Additional risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission, including its Form 10-QSB for the quarter ended December 31, 1999, its Form 10-KSB/A for the year ended September 30, 1999, and its Registration Statement from its initial public offering.

Item 7.  Materials to be Filed as Exhibits.

10.15 License Agreement, dated as of March 17, 2000, by and among International Sports Wagering Inc. and Global Interactive Gaming AG.

10.16 License Agreement, dated as of March 17, 2000, by and among International Sports Wagering Inc. and Global Interactive Gaming, Inc.











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


                                  EXHIBIT INDEX

10.15 License Agreement, dated as of March 17, 2000, by and among International Sports Wagering Inc. and Global Interactive Gaming AG.

10.16 License Agreement, dated as of March 17, 2000, by and among International Sports Wagering Inc. and Global Interactive Gaming, Inc.








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         International Sports Wagering Inc



Date:    March __, 2000                  By:  /s/ Bernard Albanese
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                                              Bernard Albanese
                                              President







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